EXHIBIT 21

Subsidiaries of First Federal Bancorp, Inc.

                 First Federal Savings Bank of Eastern Ohio
                              Chartered in Ohio
                           Firstfedco Agency, Inc.
         (Subsidiary of First Federal Savings Bank of Eastern Ohio)
                              Chartered in Ohio